                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13G



           Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                               Thorn Apple Valley
                   ------------------------------------------
                                (Name of Issuer)


                                 Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)


                                   885184101
                   ------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement _. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                Page 1 of 8 Pages
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CUSIP No. 885184101
          ---------

________________________________________________________________________________
1)   Name of Reporting Person                    SAFECO Common Stock Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Delaware
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                                    0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                      226,275
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                               0
                ________________________________________________________________
                (8) Shared                             226,275
                    Dispositive
                    Power
_______________________________________________________________________________
9)   Aggregate Amount Bene-                            226,275
     ficially Owned by
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                              3.9%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                           IV
     (See Instructions)
________________________________________________________________________________


                                Page 2 of 8 Pages

CUSIP No. 885184101
          ---------

1)   Name of Reporting Person                    SAFECO Asset Management Company
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       _____________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                                    0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                      253,275
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                               0
                ________________________________________________________________
                (8) Shared                             253,275
                    Dispositive
                    Power
_______________________________________________________________________________
9)   Aggregate Amount Bene-                            253,275(1)
     ficially Owned by
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                              4.4%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                           IA
     (See Instructions)
________________________________________________________________________________


____________________
     (1) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.


                                Page 3 of 8 Pages

CUSIP No. 885184101
          ---------

1)   Name of Reporting Person                    SAFECO Corporation
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                                    0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                      253,275
Person With         Power
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                               0
                ________________________________________________________________
                (8) Shared                             253,275
                    Dispositive
                    Power
_______________________________________________________________________________
9)   Aggregate Amount Bene-                            253,275(2)
     ficially Owned by Each
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                             4.4%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                          HC
     (See Instructions)
________________________________________________________________________________


____________________
     (2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.


                                Page 4 of 8 Pages
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CUSIP No. 885184101
          ---------

Item 1(a).     Name of Issuer:

               See front cover

Item 1(b).     Address of Issuer Principal Executive Offices:

               18700 West Ten Mile Road
               Southfield, MI  48075

Item 2(a).     Name of Person(s) Filing:

               See Item 1 on cover page (pp 2-4).

Item 2(b).     Address of Principal Business Office or, If None,
               Residence:

               SAFECO Plaza
               Seattle, WA  98185

Item 2(c).     Citizenship:

               See Item 4 on cover page (pp 2-4).

Item 2(d).     Title of Class of Securities:

               See front cover page.

Item 2(e).     CUSIP Number:

               See front cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the persons filing are:

     (a)       ( )       Broker or Dealer registered under Section 15 of
                         the Act.
     (b)       ( )       Bank as defined in Section 3(a)(6) of the Act.
     (c)       ( )       Insurance Company as defined in Section 3(a)(19) of the
                         Act.
     (d)       (X)       Investment Company registered under Section 8 of the
                         Investment Company Act.
     (e)       (X)       Investment Advisor registered under Section 203 of the
                         Investment Advisers Act of 1940.
     (f)       ( )       Employee Benefit Plan, Pension Fund which is subject to
                         provisions of Employee Retirement Income Security Act
                         of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
     (g)       (X)       Parent Holding Company in accordance with Rule 13d-
                         1(b)(ii)(G).
     (h)       ( )       Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                                Page 5 of 8 Pages
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CUSIP No. 885184101
          ---------

Item 4.   Ownership:

          Items (a) through (c):

          See items 1 and 5-11 of the cover pages (pp 2-4).

          SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

Item 5.   Ownership of 5% or Less of a Class:

          This statement is filed to report that as of December 31, 1995 the reporting persons have ceased to be the beneficial owners of more than 5% of the common stock of Thorn Apple Valley.

Item 6.   Ownership of More than 5% on Behalf of Another Person:

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an IA as specified in Item 12 on the cover page (p 3).

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                Page 6 of 8 Pages
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CUSIP No. 885184101
          ---------

Exhibits.

               The statement required by Rule 13d-1(f) is attached as Exhibit A.


Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date February __, 1996                         SAFECO Common Stock Trust



                                               By _____________________________
                                                  Ronald L. Spaulding, Treasurer


                                               SAFECO Corporation



                                               By _____________________________
                                                  Ronald L. Spaulding, Treasurer


                                               SAFECO Asset Management Company



                                               By ____________________________
                                                  Neal A. Fuller, Secretary


                                Page 7 of 8 Pages
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                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Common Stock Trust, SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Thorn Apple Valley's common stock is filed on behalf of each of them.



Date February __, 1996                         SAFECO Common Stock Trust
                                               SAFECO Corporation



                                               By _____________________________
                                                  Ronald L. Spaulding, Treasurer


                                               SAFECO Asset Management Company



                                               By ____________________________
                                                  Neal A. Fuller, Secretary


                                Page 8 of 8 Pages